Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 4,514 Registration Statement Nos. 333-221595; 333-221595-01 Dated July 2, 2020; Filed pursuant to Rule 433

6-Year INDU Dual Directional Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	Dow Jones Industrial AverageSM (INDU)
Upside participation:	107%
Principal barrier:	80% of the initial level
Pricing date:	July 24, 2020
Determination date:	July 24, 2026
Maturity date:	July 29, 2026
CUSIP:	61771BTY0
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000095 010320013148/dp131812_fwp-ps4514.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying	Return on Trigger PLUS
+70%	74.90%
+60%	64.20%
+50%	53.50%
+40%	42.80%
+30%	32.10%
+20%	21.40%
+10%	10.70%
0%	0.00%
-10%	10.00%
-20%	20.00%
-21%	-21.00%
-30%	-30.00%
-40%	-40.00%
-50%	-50.00%
-60%	-60.00%
-70%	-70.00%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The Trigger PLUS do not pay interest or guarantee return of any principal.

•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.

•	The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

•	The estimated value of the Trigger PLUS is $895.00 per Trigger PLUS, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the determination date.

•	Investing in the Trigger PLUS is not equivalent to investing in the underlying index.

•	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

•	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.